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Contact:	Kathy Impastato
(248) 597-5800

LASON ANNOUNCES EXTENSION OF BANK CREDIT FACILITY
FOR ONE YEAR

      TROY, Mich. — (September 18, 2000) — Lason, Inc. (Nasdaq: LSON) announced today that the Company has reached a definitive agreement with a group of banks, whose agent is Bank One, Michigan, to extend its existing bank credit facility for a one-year term.

      Under the terms of the agreement, the facility makes working capital available to Lason, during the one-year period, for the continued implementation of the restructuring plan it announced in December 1999.

      “This facility will allow us to use available capital resources necessary to give us the opportunity to successfully implement our company-wide restructuring strategies and continue to provide superior service to our customers,” said John R. Messinger, chief operating officer, president and acting chief executive officer. “We are pleased that we were able to structure a facility meeting both the needs of the lenders and of the Company.”

About the Company

      Lason is a leading provider of integrated information management services for image and data capture, data management and output processing. Since its founding in 1985, Lason has grown to employ over 10,500 people with operations in 29 U.S. states, United Kingdom, Canada, Mexico, India, Mauritius and the Caribbean. The Company currently has over 85 multi-functional imaging centers and operates over 100 facility management sites located on customers' premises.

      This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, dependence on key personnel, (vi) development by competitors of new or superior products or services, or entry into the market of new competitors, (vii) fluctuations in paper prices, (viii) reliability of the Company's data, (ix) volatility of the Company's stock price, (x) changes in the business services outsourcing industry, (xi) significance of intangible assets, (xii) changes related to compensatory stock options, (xiii) management’s ability to successfully complete its restructuring and repositioning initiatives, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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